Exhibit 99.1

FOR IMMEDIATE RELEASE

VENOCO, INC. REPORTS FIRST QUARTER 2006 RESULTS

Venoco Continues as Most Active Driller in Sacramento Basin – Drilling 7 New
Wells and Recompleting 9 wells

Venoco Closed Acquisition of Texcal Energy at the End of the Quarter

Pro Forma Net Gas Production Increased to 33,657 mdf/d during the Quarter

DENVER, COLORADO, MAY 16, 2006 – Venoco, Inc. (**VEN) (PRNEWSWIRE) today reported financial and operating results for the first quarter of 2006. For the quarter, Venoco generated net income of $5.1 million compared to a net loss of $6.8 million in the same period in 2005.

The first quarter 2006 net income includes the net after-tax effects of a $9.5 million (pre-tax) unrealized loss on certain commodity derivative contracts that do not qualify for hedge accounting in accordance with SFAS 133. Excluding this non-cash unrealized loss, Venoco would have had net income of $10.8 million for the first quarter of 2006. This compares to net income of $8.6 million in the first quarter of 2005 excluding the after-tax effects of a $25.6 million (pre-tax) unrealized commodity derivative loss for the first quarter of 2005. (Please see the end of this release for a reconciliation of net income (loss) to net income before unrealized commodity derivative losses (a non-GAAP measure).)

Earnings before interest, taxes, depletion, depreciation and amortization (EBITDA) for the first quarter of 2006 was $19.9 million as compared with a negative $1.8 million in first quarter 2005. These EBITDA figures include the pre-tax impact of first quarter realized commodity derivative losses of $6.1 million in 2006 and $3.6 million in 2005. They also include the impact of the above mentioned first quarter unrealized commodity derivative losses of $9.5 million in 2006 and $25.6 million in 2005. In 2006 they also include the $0.6 million non-cash impact of FAS 123R, share-based payments. Excluding the impact of the realized and unrealized commodity derivative losses, and the impact of FAS 123R, Venoco’s first quarter 2006 EBITDA would have been $36.1 million, up 32% from first quarter 2005 EBITDA of $27.3 million. (Please see the end of this release for a reconciliation of EBITDA and EBITDA before the pre-tax impact of realized and unrealized commodity derivative losses, and before the impact of FAS 123R share based payments, to net income).

Daily production for the first quarter of 2006 averaged 11,215 Barrels of Oil Equivalent per day (“BOE/d”), down from 12,857 BOE/d in the first quarter of 2005. The declines were significantly attributable to the sale of the Big Mineral Creek field at the end of the first quarter of 2005, and heavy rain and flooding in northern California in 2006 which resulted in shut in production.

During the first quarter of 2006 Venoco drilled eight new wells and recompleted 12 operated wells. Venoco also participated in one new, non-operated well. In the Sacramento basin, Venoco continued to be the most active driller with seven operated wells. Offshore, Venoco drilled one well – an extended-reach horizontal well in the Sockeye field with a lateral segment over 4,700’ in length – and recompleted two wells in the South Ellwood field and one in the Sockeye field. Capital expenditures for the first quarter 2006 were $30.8 million, not including acquisitions.

Venoco completed the previously announced $456.6 million acquisition of TexCal Energy on March 31, 2006, expanding Venoco’s footprint in the Sacramento Basin, and adding key assets in the Texas gulf coast. The transaction combined the two most active drillers in the Sacramento Basin and gives Venoco control of over 90,000 net acres with over 400 potential drilling locations in the Sacramento Basin. TexCal had net production of 5,468 BOE/d in the first quarter of 2006, none of which is included in our first quarter results. As a result of the acquisition Venoco now operates over 240 producing wells in the Sacramento Basin.

Currently, Venoco has four drilling rigs operating on the combined Sacramento Basin assets. In Texas, there is one drilling rig running in the Word field and 3 workover rigs are performing well recompletions in the Hastings field.

Tim Marquez, Venoco, Inc. CEO, commented, “We are very excited about the next several years. Our drilling program in the Sacramento Basin is gaining momentum and we envision drilling over 80 gross wells in the basin during 2006. In Texas, we are moving quickly to increase production in the Hastings field. Offshore, we are close to completing the 2006 phase facilities expansion of the waterflood project on platform Gail and are looking forward to first production on platform Grace later this year.”

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas. It has headquarters in Denver, Colorado and regional offices in Carpinteria, California and Houston, Texas. Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operating interests in three other platforms, operates two onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates twelve fields in the Texas Gulf Coast and South Texas.

Conference Call & Webcast

The Company’s first quarter 2006 earnings and operational review conference call will begin at 1 p.m. Eastern (10 a.m. Pacific) on Tuesday, May 16, 2006. You may participate by calling 1-(800) 374-2482 and using Conference ID# 9357885. Information on accessing the recorded call will be available on the Investor Information page of the Company’s website http://www.venocoinc.com.

Forward-looking Statements

Statements made in this news release, including those relating to future growth and performance, drilling inventory, economic returns, development opportunities, production growth targets, cash flow, reserve base, and future results of operation and financial condition are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, ability to acquire properties that meet our objectives, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and technical personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, pipeline curtailments by third-parties and failure to close pending acquisitions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Oil and Gas Production and Prices

	Three-Months Ended March 31,
	2005	2006	% Change

Production Volume
Natural Gas (MMcf)	1,886	1,862	-1%
Oil (MBbls)	843	699	-17%
MBOE	1,157	1,009	-13%

Daily Average Production Volume
Natural Gas (Mcf/d)	20,951	20,689	-1%
Oil (Bbls/d)	9,365	7,767	-17%
BOE/d	12,857	11,215	-13%

Oil Price per Barrel Produced (in dollars)
Realized price before hedging loss	$39.88	$51.87	30%
Realized hedging loss	(4.03)	(8.12)	101%
Net realized	$35.85	$43.75	22%

Natural Gas Price per Mcf (in dollars)
Realized price before hedging loss	$6.06	$7.60	25%
Realized hedging loss	(0.09)	(0.21)	—
Net realized	$5.97	$7.39	24%

Average Sale Price per BOE	$36.14	$45.82	27%

First Quarter 2006 and 2005 Financial Information

Condensed Consolidated Statement of Operations

($ in thousands) (Unaudited)

	Three-Months Ended March 31,
	2005	2006	% Change

REVENUES:
Oil and natural gas sales	$42,038	$51,271	22%
Commodity derivative losses (realized)	(3,565)	(6,062)	70%
Commodity derivative losses (unrealized) (1)	(25,595)	(9,508)	-63%
Other	1,079	1,714	59%
Total revenues	13,957	37,415	168%
EXPENSES:
Oil and natural gas production	11,930	12,322	3%
Transportation expense	680	805	18%
Depletion, depreciation and amortization	5,653	6,694	18%
Accretion of abandonment liability	442	470	6%
General and administrative	3,116	4,406	41%
Amortization of deferred loan costs	345	338	-2%
Interest, net	3,497	3,773	8%
Total expenses	25,663	28,808	12%
Income (loss) before income taxes and minority interests	(11,706)	8,607
Income tax provision (benefit)	(4,930)	3,500
Net income (loss) before minority interest	(6,776)	5,107
Minority interest in Marquez Energy	42	—
Net income (loss)	$(6,818)	$5,107

(1) Unrealized commodity derivative losses reflect the change in fair value of financial instruments not qualifying for hedge accounting under SFAS No. 133.

Condensed Consolidated Balance Sheets ($ in thousands) (unaudited)

	December 31,	March 31,
	2005	2006

ASSETS
Cash and cash equivalents	$9,389	$14,485
Accounts receivable	29,841	39,430
Inventories	1,753	1,386
Prepaid expenses and other current assets	4,351	5,777
Income tax receivable	4,107	4,252
Deferred income taxes	8,611	8,635
Commodity derivatives	3,391	6,399
Total current assets	61,443	80,364
Net property, plant and equipment	233,776	705,583
Total other assets	7,339	29,197
TOTAL ASSETS	$302,558	$815,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$31,134	45,949
Undistributed revenue payable	2,155	13,683
Accrued interest	720	4,011
Current maturities of long-term debt	126	—
Commodity derivatives	26,397	27,493
Total current liabilities	60,532	91,136
LONG-TERM DEBT	178,943	628,743
DEFERRED INCOME TAXES	24,108	28,100
COMMODITY DERIVATIVES	11,992	22,616
ASSET RETIREMENT OBLIGATIONS	22,649	33,619
OTHER LONG TERM LIABILITIES	—	3,037
Total liabilities	298,224	807,251
Total stockholders’ equity	4,334	7,893
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$302,558	$815,144

GAAP Reconciliations

The Company discloses net income before unrealized commodity derivative losses, a non-GAAP financial measure, because management believes net income before unrealized commodity derivative gains and losses (i) provides a better comparison of operating trends and performance related results,  (ii) is comparable to certain performance analysis methods of securities analysts , and (iii) eliminates the impact of fluctuations in mark-to-market values from unrealized commodity derivatives for which the Company cannot estimate the timing or amount . The following reconciles net income to net income before unrealized commodity derivative losses for the three months ended March 31 (in thousands):

	Three-Months Ended March 31,
	2005	2006	% Change

Net income before unrealized commodity derivative losses
Net income	$(6,818)	$5,107
Plus: Unrealized commodity derivative losses	25,595	9,508
Less: Income tax benefit on unrealized commodity derivative losses	(10,146)	(3,803)
Net income before unrealized commodity derivative losses	$8,631	$10,812	25%

EBITDA, a non-GAAP financial measure, excludes certain items that management believes affect the Company’s comparison of operating results. The Company discloses EBITDA because (i) the Company uses EBITDA to evaluate operating trends and performance related results (ii) the Company uses EBITDA to compare its performance to other oil and gas producing companies, and (iii) EBITDA is comparable to certain performance analysis methods of securities analysts. The Company’s measures of EBITDA and EBITDA before pre-tax hedging losses is not comparable to the Company’s other financial measures. The following reconciles net income (loss) to EBITDA and EBITDA before the pre-tax effects of realized and unrealized commodity derivative losses, and before the effects of FAS 123R, share based payments, for the three months ended March 31 (in thousands):

	Three-Months Ended March 31,
	2005	2006	% Change

EBITDA Reconciliations:
Net income (loss)	$(6,818)	$5,107
Plus: Interest, net	3,497	3,773
Income taxes	(4,930)	3,500
DD&A	5,653	6,694
Accretion of abandonment liability	442	470
Amortization of deferred loan costs	345	338
EBITDA	$(1,811)	$19,882

Plus: Pre-tax realized commodity derivative losses	3,565	6,062

Pre-tax unrealized commodity derivative losses	25,595	9,508
EBITDA before pre-tax commodity derivative losses	$27,349	$35,452	30%

Plus: Pre-tax share-based payments	—	647
EBITDA before pre-tax commodity derivative losses and pre-tax share-based payments	$27,349	$36,099	32%

Open Derivative Positions as of May 10, 2006

Venoco, Inc.

Summary of Derivative Contracts

	Minimum		Maximum
	Barrels/day	Avg. Prices	Barrels/day	Avg. Prices

Crude oil hedges at March 31, 2006 for production in:
4/1/06 - 12/31/06	10,500	47.85	7,000	59.86
1/1/07 - 12/31/07	7,313	49.72	6,115	71.58
1/1/08 - 12/31/08	4,950	54.43	4,950	75.38
1/1/09 - 12/31/09	4,580	53.94	4,580	76.78

	Minimum		Maximum
	MMBtu/Day	Avg. Prices	MMBtu/Day	Avg. Prices

Natural gas hedges at March 31, 2006 for production in:
4/1/06 - 12/31/06	26,345	7.18	20,345	10.73
1/1/07 - 12/31/07	21,000	7.42	15,436	11.46
1/1/08 - 12/31/08	13,500	8.00	11,947	12.24
1/1/09 - 12/31/09	9,500	7.61	9,500	12.10

This release can be found at http://www.venocoinc.com

SOURCE: Venoco, Inc.

For more information contact: Mike Edwards, VP (805) 745-2123 direct, (805) 455-9658 cell

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